                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant /_/

Filed by a Party other than the Registrant /X/

Check the appropriate box:

     /_/  Preliminary Proxy Statement

     /_/  Confidential,  for Use of the  Commission  Only (as  permitted by Rule
          14a-6(e)(2))

     /_/  Definitive Proxy Statement

     /_/  Definitive Additional Materials

     /X/  Soliciting Material Under Rule 14a-12

                             THE TOPPS COMPANY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                       PEMBRIDGE VALUE OPPORTUNITY FUND LP
                        PEMBRIDGE CAPITAL MANAGEMENT LLC
                       CRESCENDO PARTNERS II L.P. SERIES Y
                          CRESCENDO INVESTMENTS II, LLC
                             CRESCENDO ADVISORS LLC
                                 ERIC ROSENFELD
                                 TIMOTHY E. BROG
                                  ARNAUD AJDLER
                                  JOHN J. JONES
                           TOPPS FULL VALUE COMMITTEE
--------------------------------------------------------------------------------
    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

     /X/  No fee required.

     /_/  Fee  computed on table below per Exchange  Act Rules  14a-6(i)(1)  and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3)  Per unit  price  or other  underlying  value of  transaction  computed pursuant to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5)  Total fee paid:

--------------------------------------------------------------------------------

     /_/  Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

     /_/  Check box if any part of the fee is offset as provided by Exchange Act
Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid previously.  Identify the previous filing by registration  statement  number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3)  Filing Party:

--------------------------------------------------------------------------------

     (4)  Date Filed:

                                      -2-

         On May 17,  2006,  the Topps Full Value  Committee  (the  "Committee"),
together  with the other  participants  (as defined  below),  made a preliminary filing with the Securities and Exchange  Commission ("SEC") of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees and certain non-binding business proposals at the
2006 annual  meeting of  stockholders  (the "2006 Annual  Meeting") of The Topps
Company, Inc., a Delaware corporation (the "Company").

         Item 1: On May 18,  2006,  the  following  news  story  was  issued  by
HedgeWorld.com:

PEMBRIDGE AND CRESCENDO FILE TOPPS PROXY

By Susan L. Barreto, Senior Financial Correspondent
Thursday, May 18, 2006

NEW YORK  (HedgeWorld.com)--The  final line in the Topps Full Value  Committee's press  release  sums it all up for  dissident  shareholders:  "IT IS TIME  FOR A
CHANGE."

Hedge  fund  firms   Pembridge   Capital  and  Crescendo   Partners  are  asking
shareholders to approve changes in board seats,  company bylaws and in ownership in a preliminary proxy statement filed on May 17.

But as any activist hedge fund can tell you, effecting corporate change is never easy, and the funds and managers who call themselves  Topps Full Value Committee are still in the early  stages of their  proxy  fight with Topps Co.  Inc.,  the baseball card and confectionery company.

Members of the Topps Full Value Committee  include  Pembridge Value  Opportunity
Fund LP; Crescendo  Partners II LP Series Y; Pembridge  Capital  Management LLC;
Crescendo Investments II LLC; Crescendo Advisors LLC; Eric Rosenfeld,  president of Crescendo;  Timothy E. Brog, president of Pembridge; Arnaud Ajdler, Crescendo
Partners' managing director; and John J. Jones, who was senior vice president of
Argosy Gaming Co. until its sale last October.

Messrs. Brog, Ajdler and Jones are seeking seats on Topps' board of directors to combat what they say has been the steady  deterioration  of the company's income over the last five years.

Mr. Brog said that the company has pushed off the date of its annual  meeting to late July. "The longer time goes by, the more event-driven  hedge funds will get involved."

One such fund is Mortar Rock  Capital.  Randy Saluck said he noticed the stock's deterioration  and saw that Mr. Brog had taken  action.  "It seemed to me if the company  could cut costs then you would have a cheap company with a good brand,"
he said,  adding  that he had raised  the issue of costs in an April  conference call and found little motivation among Topps brass to remedy the situation.

In the  preliminary  proxy  filing,  the hedge  fund  activists  criticized  the company's  compensation structure and accused Topps Chairman and Chief Executive
Arthur T.  Shorin of lying to  shareholders  in saying  the  company  never paid bonuses in 2006 when in fact Mr. Shorin received a $500,000 bonus. They say that

                                      -3-

Mr.  Shorin was paid  $980,000  over the last three  years,  which is similar to salaries of executives at multi-billion  dollar companies such as Kraft, Hershey and Wrigley's.

The filing also stated that Topps President Scott A. Silverstein is Mr. Shorin's son-in-law, a fact that is disclosed on the Topps' investor relations web site.

The proxy is also seeking a change in the company by-laws to allow  shareholders that own 15% or more of the  company to call a special  meeting.  The hedge fund firms combined own 5.8% of Topps' outstanding stock.  Crescendo only started its buying spree in late April,  while Mr. Brog has been  pushing  Topps to sell its confectionery business for the past year Previous HedgeWorld Story.

Topps has denounced  Pembridge's  proposals as  defective,  contrary to Delaware law, and called Mr. Brog's qualifications into question, citing his six years as a corporate  finance and mergers and  acquisitions  attorney.  "We believe  that these defective  proposals may be indicative of the level of care that Pembridge has applied to its understanding of our Company,"  corporate officials said in a statement.

Topps  executives  also raised doubts about board nominee Mr. Jones'  integrity, since he was the  executive  vice  president  and general  counsel and corporate secretary for RCN, which filed for Chapter 11 bankruptcy after his departure.

"We are not  surprised  that  Topps'  initial  response  to our  nomination  and stockholder proposals has been focused on personal attacks rather than defending the  Company's  financial  performance,"  said  Crescendo's  Mr.  Rosenfeld in a statement.  "We hope that the proxy  contest  will be focused on the real issue, which is  whether  stockholders  want a  continuation  of the status quo of poor operating  performance  and a lagging stock price, or whether they want to elect nominees committed to improving shareholder value."

         Item 2: On May 2,  2006,  the  following  news story was  published  by
HedgeWorld.com:

TOPPS PROXY CARDS HOT ITEMS
By Susan L. Barreto,
HEDGEWORLD.COM

NEW YORK  (HedgeWorld.com)--  The nickname  "The Little Hedge Fund That Did" may have been prematurely won at Pembridge Capital Management,  as it is now calling in  reinforcements  in a renewed battle with the makers of Bazooka gum.

Although Pembridge  repeatedly asked Topps Co. Inc. to lose the chewing gum last year, it seems that management only stuck the bubblegum  business  underneath an expanding line-up of children's novelty offerings.

                                      -4-

Pembridge Value Opportunity Fund LP hopes to win seats on the company's board of directors.  With less than $25 million in assets and roughly a 1% stake in Topps
Co.,  Pembridge  President  Timothy E. Brog has nominated himself and two others for election at the Topps shareholder meeting in July.

Another 12 hedge  funds  have  purchased  Topps  shares  also in recent  months, creating a dramatic  shift in the  shareholder  base, Mr. Brog said.

At issue is  whether  or not the  Topps  should  sell off its  struggling  candy business,  which in past  year has had flat to  negative  earnings  growth.  Mr.
Pembridge had been congratulating  himself on forcing change at the company last fall  after the  Topps  hired  Lehman  Brothers  to help  evaluate  whether  the confectionary business should be sold.

Topps said this month that it had reduced its  overhead  and  recruited  several senior-level  executives to help implement growth initiatives and that the board had  confidence  the company's  growth  strategy.

"In  Confectionary,   we  began  focusing  on  expanding  our  age  demographic, developing new product formats,  and employing a more systematic approach to new product  development,"  said Topps Chairman and Chief Executive Arthur T. Shorin in a statement  in early  April.  The firm  expanded  its Baby Bottle Pop family overseas and has begun shipping 2DMax and Double Dunk candies.

On April 26, Mr. Brog announced his hedge fund's nomination of himself,  John J.
Jones and Eric Newman to the Topps board of directors.  Messrs. Jones and Newman are attorneys who are not affiliated with the hedge fund industry,  but are both qualified to help turn around the company, according to Mr. Brog.

Pembridge  also  proposes  two  amendments  to Topps'  bylaws.  One would permit stockholders to remove directors and the other would let shareholders  with more than 15% of outstanding  common stock to call a special meeting of stockholders.
The Pembridge  pitch to  shareholders  is basically  calling for a change in the management  team that has been  unable "to stem  chronic  declining  revenue and earnings."

Mr. Brog has fond  childhood  memories of Topps'  products,  but now as the firm starts to launch "retro"  entertainment  items such as Wacky Packages he remains doubtful  about  the  company's  future  profitability  as it  hangs  on to  the confectionary business.

"This is an American icon with the Bazooka gum and trading cards. These guys are running it into the ground," Mr. Brog said.

Topps  management  said in a press release today [April 28] that it is reviewing
Pembridge's  proxy  notification  and  will  respond  to  it  after  appropriate consideration.

         Item 3: On April 28, 2006,  the  following  news story was published by
NewYorkBusiness.com:

                                      -5-

TOPPS BACKS BOARD AMID PROXY CHALLENGE

by DAVID JONES
April 28, 2006

Topps Co. backed its embattled  management and board of directors on Friday, two days after a dissident shareholder threatened a new proxy challenge.

Topps Co. backed its embattled  management and board of directors on Friday, two days after a dissident shareholder threatened a new proxy challenge with his own slate of candidates.

Topps said it will issue a response to Pembridge Value  Opportunity  Fund, which plans to  nominate  three  board  members  and  wants to  place  the  struggling bubblegum and trading card maker up for sale unless things turn around quickly.

"Topps'  board is  comprised  of seasoned  industry  leaders who have engaged in building  shareholder value and positioning  Topps for profitable  growth," said the company in a statement.  "The board has  confidence in the company's  growth strategy and in Topps' prospects for the future, as well as management's ability to execute on that strategy."

Pembridge President Timothy Brog told NewYorkBusiness.com earlier this week that after six years in  office,  the  current  Topps  leadership  has failed to turn things around.

He said the company is sitting on millions in cash,  has an aging  workforce and has failed to cut  expenses.  "There's no pizzazz left in the company," Mr. Brog said.

Pembridge has nominated Mr. Brog,  John Jones,  former senior vice president and general counsel of Elton, Ill.-based Argosy Gaming and Eric Newman, president of
Hoopeston Foods, in Bloomington, Minn.

Topps urged  shareholders  to look out for a new proxy  statement  it planned to file with the  Securities  and  Exchange  Commission  related to the election of board members.

Separately,  Topps said it  terminated  an agreement  with Hershey Co. to be the exclusive  supplier of Bazooka bubblegum after eight years,  according to an SEC filing.  Topps,  which will pay Hershey about  $114,800 to end the deal, did not disclose the name of Hershey's replacement.

         Item 4: On April 28, 2006,  the  following  news story was published by
TheDeal.com:

TOPPS AGAIN UNDER FIRE
by David Shabelman Posted 11:42 EST, 28, Apr 2006

Bubble-gum maker Topps Co. may be shoved back onto the auction block.

Company  shareholder  Pembridge  Capital  Management LLC, a hedge fund, is again staging a proxy  contest and urging the New  York-based  trading  card and candy manufacturer  to find a buyer.

                                      -6-

Pembridge  had  pushed  last  year  for a sale  of the  venerable  Topps,  which comprises  one unit that  produces  sports and  entertainment  trading cards and another that specializes in candy and gum.

Topps hired  Lehman  Brothers  Inc.  in  February  2005 and spoke of selling its confectionary business,  which in its last fiscal year accounted for nearly half the  company's  $293.8  million in revenue.  But seven  months  later it said it couldn't  find a buyer  willing to meet its  price.  In the end it said it would streamline its management to cut costs.

Pembridge said last week it is nominating three candidates to Topps' nine-member board.  Portfolio  manager  Timothy  Brog said that,  if elected,  he would push company executives for a review of options,  including arranging a sale, issuing a dividend or repurchasing stock.

"Shareholders   were  very   disappointed   when  Topps  failed  to  sell  their
confectionary  business last year, and the operating  performance of the company has not only failed to improve,  but has gotten  worse," Brog said.

"A full and thorough review of all strategic alternatives, including the sale of the company, must be explored. In addition,  the cost structure of Topps must be immediately addressed by a proactive board of directors," he said.

         Item 5: On April 26,  2006,  the  following  news  story was  issued by
Reuters:

BAZOOKA  BUBBLEGUM-MAKER FACING HEDGE-FUND PROXY FIGHT
Wed Apr 26, 2006 10:35 AM ET

NEW YORK,  April 26  (Reuters) - Topps Co. Inc.  [TOPP.O],  the maker of Bazooka bubble gum and  baseball  cards,  is facing a second  proxy  battle by dissident shareholder  Pembridge  Capital  Management  LLC,  the hedge fund  disclosed  on
Wednesday.

Pembridge,  a New  York-based  fund that holds  about 1 percent of Topps  stock, disparaged Topps management for "extremely poor operating performance, declining stock price, an inexcusable misuse of its balance sheet" and other misdeeds.  It is running a slate of  candidates  for the Topps  board for the second time in a year.

Pembridge  ended a similar  proxy  battle last June after the company  agreed to retain  Lehman  Brothers  [LEH.N]  to explore  strategic  options,  including  a possible sale of its candy  division.

But Topps said in  September  that it could not find a buyer that would pay what it thought the unit was worth.  Instead,  it said it would cut jobs to save $2.5 million a year.

"I believe it was a half-hearted  effort," said Pembridge president Timothy Brog in an interview, referring to Topps asset sale exploration.

A representative for Topps did not return a call for comment.

Pembridge  said it hired  proxy  solicitation  firm D. F. King & Co. to  solicit shareholder  votes for the dissident slate,  which includes Brog, John Jones and
Eric Newman.

                                      -7-

Pembridge,  which does not disclose its assets under management, is also looking to enact provisions that will allow all Topps directors to be up for shareholder vote each year and allow stockholders  owning 15 percent or more of its stock to call for a special stockholders meeting.

Topps  shares  were  trading up 13 cents to $8.60 in early  trading on Nasdaq on
Wednesday. They have fallen from an all-time high of nearly $11 a share in June,
2005.

         Item 6: On April 25, 2006,  the  following  news story was published by
TheDeal.com:

HEDGE FUND POPS TOPPS
by David Shabelman Posted 06:16 EST, 25, Apr 2006

Topps Co. faces another  shareholder  revolt led by Pembridge Capital Management
LLC.

After  dropping  plans  last  year to gain  representation  on  Topps'  board of directors,  the hedge fund is again  staging a proxy  contest and urging the New
York-based  trading card and candy  manufacturer to find a buyer. The investment firm  is  nominating  three  candidates  to  the  nine-member  board.  Pembridge portfolio  manager  Timothy  Brog said  that,  if  elected,  he would push Topps executives  to  consider  strategic  alternatives,  including  arranging a sale, issuing a dividend or repurchasing stock.

"Shareholders   were  very   disappointed   when  Topps  failed  to  sell  their
confectionary  business last year, and the operating  performance of the company has not only failed to improve,  but has gotten  worse," Brog said.  "A full and thorough  review  of all  strategic  alternatives,  including  the  sale  of the company,  must be  explored.  In addition,  the cost  structure of Topps must be immediately addressed by a proactive board of directors."

Topps  hired  Lehman  Brothers  Inc.  of New York in  February  2005 to shop the confections  business,  which in its last fiscal year  accounted for nearly half the company's  $293.8 million in revenue.  But in September,  Topps said that it had failed to find a buyer willing to meet its price.  At the time, Brog said he was  disappointed  in the  decision  and said it  showed  the  "incompetence  of management."

Pembridge,  which owns roughly 1% of Topps'  equity,  could still choose to drop the proxy fight. The firm launched a proxy challenge against Topps last May, but it withdrew its board nominations a month later after reaching an agreement with the company. Topps' largest investors as of Dec. 31 are Merrill Lynch Investment
Managers LP, with 8% of the stock;  Royce & Associates LLC, with 7.5%; and Gamco
Investors Inc., with 5.7%. Topps CEO Arthur Shorin owns 5.8% of the shares.

The pact  stipulated  that Topps  would  refrain  from  adopting  a  poison-pill takeover  defense  measure  without  shareholder  approval before June 30, 2006, while Brog agreed not to stage another proxy contest before Dec. 31, 2005.

Along with board representation, Brog seeks to eliminate Topps' staggered board, a change that would require all directors to stand for election annually, and to allow investors who own at least 15% of the company's  outstanding  common stock

                                      -8-

to call a special meeting of  shareholders.  Topps has yet to set a date for its shareholder  meeting.

Topps has two major businesses: entertainment, which consists largely of selling trading cards covering sports and other  entertainment-related  activities;  and confections, including sales of lollipops and Bazooka Joe bubble gum.

After  enjoying  strong  revenue growth related to the Pokemon craze in 2000 and
2001,  Topps'  revenue and profit have declined  steadily.  For its fiscal 2006, which ended Feb. 25, the company reported net income of $1.2 million on revenues of $293.8 million,  compared with net income of $10.9 million on sales of $294.2 million  for the prior  fiscal  year.  In  fiscal  2000 its  revenues  were $439 million.

When Topps ended the effort to sell its confections  unit last fall, the company said it had  completed a  strategic  review  aimed at  improving  its  operating performance.  As  part  of that  initiative,  Topps  said  the  confections  and entertainment businesses would operate independently and that it would eliminate some management positions with a goal of saving $2.5 million annually.

                 CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

         The Topps Full Value  Committee  filed with the Securities and Exchange
Commission   ("SEC")  on  May  17,  2006  a  preliminary   proxy  statement  and
accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director  nominees and certain  business  proposals for use at the 2006
Annual Meeting.  The Committee  strongly advises all Topps  stockholders to read the proxy statements and other proxy materials as they become available  because they contain important information.

STOCKHOLDERS  WILL BE ABLE TO OBTAIN  FREE COPIES OF THE PROXY  STATEMENT  FILED
WITH THE SEC BY THE TOPPS FULL VALUE COMMITTEE THROUGH THE WEBSITE MAINTAINED BY
THE SEC AT  WWW.SEC.GOV.  IN  ADDITION,  INVESTORS  WILL BE ABLE TO OBTAIN  FREE
COPIES OF THE PROXY  STATEMENT FROM THE TOPPS FULL VALUE COMMITTEE BY CONTACTING
TIMOTHY BROG,  PEMBRIDGE  CAPITAL,  708 THIRD  AVENUE,  NEW YORK, NY 10017 OR BY
CALLING D.F. KING & CO., INC. AT (800) 628-8532.

THE PARTICIPANTS IN THE PROXY  SOLICITATION ARE PEMBRIDGE VALUE OPPORTUNITY FUND
LP, A DELAWARE LIMITED PARTNERSHIP, PEMBRIDGE CAPITAL MANAGEMENT LLC, A DELAWARE
LIMITED LIABILITY COMPANY,  TIMOTHY E. BROG, CRESCENDO PARTNERS II, L.P., SERIES
Y, A DELAWARE  LIMITED  PARTNERSHIP,  CRESCENDO  INVESTMENTS II, LLC, A DELAWARE
LIMITED LIABILITY COMPANY,  CRESCENDO ADVISORS LLC, A DELAWARE LIMITED LIABILITY
COMPANY, ERIC ROSENFELD, ARNAUD AJDLER AND JOHN J. JONES.

INFORMATION  CONCERNING THE PARTICIPANTS AND THEIR INTERESTS IN THE SOLICITATION
IS SET FORTH IN THE PROXY STATEMENT FILED WITH THE SEC.

                                       -9-